Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156095, 333-42730, 333-66031, 333-42915, 033-64731 and 033-64729 on Forms S-8 of our report dated March 15, 2010, relating to the consolidated financial statements of A.T. Cross Company, appearing in this Annual Report on Form 10-K of A.T. Cross Company for the year ended January 2, 2010.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 15, 2010